UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2015

TYCO INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	001-13836	98-0390500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 1202 Building 1000 City Gate

Mahon, Cork, Ireland

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 353-21-423-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 14, 2015, Tyco International Finance S.A., a wholly-owned subsidiary Tyco International plc, called for redemption the entire $242 million aggregate principal amount of its outstanding 7.000% Notes due 2019 (CUSIP Nos. 902151AC3 and 902151AB5) (the “7.000% Notes”) and the entire $462 million aggregate principal amount of its outstanding 6.875% Notes due 2021 (CUSIP No. 902151AA7) (the “6.875% Notes”), which were issued pursuant to an Indenture dated as of June 9, 1998, as supplemented and amended from time to time (the “Indenture”).

The Notes will be redeemed on October 14, 2015 (the “Redemption Date”) at a redemption price equal to:

•	in the case of the 7.000% Notes, the greater of (i) 100% of the principal amount of the 7.000% Notes, and (ii) as determined by the Quotation Agent (as defined in the Indenture), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate (as defined in the Indenture) plus 15 basis points plus, in each case, accrued interest thereon to the Redemption Date; and

•	in the case of the 6.875% Notes, the greater of (i) 100% of the principal amount of the 6.875% Notes, and (ii) as determined by the Quotation Agent (as defined in the Indenture), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate (as defined in the Indenture) plus 25 basis points plus, in each case, accrued interest thereon to the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL PLC
(Registrant)

By:	/s/ Andrea Goodrich
	Name:	Andrea Goodrich
	Title:	Vice President & Secretary

Date: September 14, 2015